Exhibit 10.37

UNIVAR USA INC.

SUPPLEMENTAL VALUED INVESTMENT PLAN

(As Amended and Restated Effective as of July 1, 2010)

1. Purpose. The purpose of this Univar USA Inc. Supplemental Valued Investment Plan is to provide a select group of management or highly compensated employees of Univar USA Inc. and certain affiliated companies designated by the President of Univar USA Inc. or the Pension Management Committee with a Plan benefit that, when combined with their benefits in the Investment Plan, is equal to the benefit that the Participant would have been eligible to receive under the Investment Plan but for the contribution limit imposed by Section 402(g) of the Code (and Section 414(v) of the Code, if applicable) or the compensation limit imposed by Section 401(a)(17) of the Code. It is the intention of the Company, and it is the understanding of those Participants covered under the Plan, that the Plan is unfunded for tax purposes and for purposes of Title I of ERISA. This Plan is intended to comply with Code Section 409A with respect to amounts that are accrued or become vested after 2004 (and earnings thereon).

2. Effective Date. This Plan was originally established effective January 1, 2000 and was most recently amended and restated effective January 1, 2005 in order to comply with Code Section 409A with respect to amounts that became accrued or vested after 2004 and earnings thereon. The 2005 restatement was not intended to materially modify the terms of the Plan applicable to amounts that were accrued and vested under the Plan as of December 31, 2004 and earnings thereon. This document is a complete amendment and restatement of the Univar USA Inc. Supplemental Valued Investment Plan effective July 1, 2010.

3. Definitions.

3.1 Beneficiary means the person or entity designated pursuant to and in accordance with the Investment Plan.

3.2 Code means the Internal Revenue Code of 1986, as amended.

3.3 Company means Univar USA Inc., its corporate successors, and any corporation or corporations into which it may be merged or consolidated. It also means those affiliated companies of Univar USA Inc. which have, with the consent of the President of Univar USA Inc. or the Pension Management Committee, adopted the Plan as a participating employer. Affiliated companies participating in the Plan are listed in Appendix A, attached hereto and incorporated herein.

3.4 Compensation means compensation as defined in Section 1.6 of the Investment Plan as amended from time to time, such definition to be incorporated herein by reference, except that the Code Section 401(a)(17) limit specified therein shall not be part of the Compensation definition for purposes of this Plan. Notwithstanding any provision in the Plan to the contrary, for purposes of Participant Deferrals and Employer Matching Contributions, Compensation shall not include (1) Performance-Based Compensation if a Participant is hired after the Company establishes the performance criteria for such Performance-Based Compensation and (2) Compensation that is based on performance criteria but is not Performance-Based Compensation.

3.5 Deferral Commencement Date means the date on which the Participant reaches his maximum contribution limit under Section 402(g) of the Code (and Section 414(v) of the Code, if applicable) or the Participant’s maximum compensation limit under Section 401(a)(17) of the Code (whichever occurs first), which effectively terminates the Participant’s further deferral of Compensation under the Investment Plan.

3.6 Deferral Election Form means the commitment made by the Participant to defer between one percent (1%) and seventy-five percent (75%) (inclusive) of the Participant’s Compensation each pay period to the Investment Plan and to this Plan, with such deferrals to this Plan commencing on the Participant’s Deferral Commencement Date, provided that if Univar USA Inc. sets a limit on the amount a highly compensated employee (as defined in Code Section 414(q)) may defer under the Investment Plan, such limit shall also apply with respect to this Plan. Contributions to this Plan shall be based on Compensation received after the Code Section 402(g) limit (and Section 414(v) of the Code, if applicable) or Code Section 401(a)(17) limit was reached, whichever occurred first; provided, however, if a Participant is eligible to make catch up contributions to the Investment Plan in a Plan Year, the Participant must irrevocably elect to contribute the maximum amount of catch-up contributions to the Investment Plan for the Plan Year in order to have deferrals or matching contributions made to this Plan for the Plan Year. A Participant’s Deferral Election Form shall be submitted in accordance with Section 5.2 of this Plan.

3.7 Employee means any person who is employed by the Company who meets the definitional requirements of “Employee” as defined in the Investment Plan.

3.8 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

3.9 Investment Plan means the Univar USA Inc. Valued Investment Plan, with all amendments, modifications, and supplements thereto previously or hereafter made.

3.10 Matching Employer Contribution means the amount which the Company has agreed to contribute to the Plan in accordance with the provisions of Section 6.1 of this Plan.

3.11 Participant means an Employee who meets the eligibility requirements set forth in Section 4.1 and becomes a Plan Participant pursuant to Section 4.2 of the Plan.

3.12 Participant Deferrals mean the Participant’s elective deferral of Compensation under this Plan.

3.13 Performance-Based Compensation means Compensation received based upon the satisfaction of pre-established performance criteria of the Employee, Company or its affiliates as determined by the Company relating to a performance period of at least 12 consecutive months as defined under Code Section 409A and the regulations thereunder.

3.14 Plan means the Univar USA Inc. Supplemental Valued Investment Plan.

3.15 Plan Account means those bookkeeping accounts established by the Company for each Plan Participant, which shall reflect (a) all Participant Deferrals and any investment earnings, gains and losses credited with respect thereto, (b) all Matching Employer Contributions credited by the Company to each Participant, and any investment earnings, gains, and losses credited with respect thereto, and (c) Retirement Contributions credited by the Company to each Participant who is eligible for such contributions, and any investment earnings, gains, and losses credited with respect thereto.

3.16 Plan Administrator means the Pension Management Committee as established from time to time by Univar USA Inc. (herein referred to as the “Pension Management Committee”).

3.17 Plan Year means the 12-month period commencing on January 1 and ending on December 31.

3.18 Retirement Contribution means the amount which the Company has agreed to contribute to the Plan in accordance with the provisions of Section 6.2 of this Plan.

4. Participation.

4.1 Employee Eligibility. An Employee shall be eligible to become a Participant in the Plan and participate in the Plan for an up-coming Plan Year if on the date selected by the Pension Management Committee for determining eligibility for such Plan Year (see below), the Employee is eligible to participate in the Investment Plan and meets one of the following criteria:

(i) The Employee is employed at the Company’s compensation grade level 15 or higher (or, for ChemPoint.com employees, compensation grade level C20 or higher); or

(ii) The Employee is employed at the Company’s compensation grade level 14 (or, for ChemPoint.com employees, compensation grade level C190 or higher) and is:

(a) Earning a base salary of at least the amount set forth in Code Section 414(q)(1)(B)(i) for the up-coming Plan Year which, if the Employee had earned at least such amount in total compensation in the calendar year immediately preceding such Plan Year would have caused the Employee to be considered a highly compensated employee pursuant to Code Section 414(q) for the up-coming Plan Year (e.g., $95,000 is the threshold for base salary for participation during the 2006 Plan Year because an employee had to earn at least $95,000 in total compensation in 2005 to be considered highly compensated in 2006 for Investment Plan purposes), as such amount is adjusted from time to time by the Secretary of the Treasury pursuant to Code Section 4l4(q)(1), or

(b) Is employed as a general manager or district manager of the Company.

The date as of which it is determined whether an Employee is eligible to make Participant Deferrals and receive Matching Employer Contributions for a Plan Year shall be such date, as selected by the Pension Management Committee in its sole discretion, that occurs between April 1 and June 30 of the calendar year that immediately precedes such Plan Year. The date as of which it is determined whether an Employee is eligible to receive Retirement Contributions under this Plan for a Plan Year shall be such date, as selected by the Pension Management Committee in its sole discretion, that is on or before the date the Employee becomes eligible to receive retirement contributions to the Investment Plan pursuant to Section 3.11 therein.

4.2 Participation. An Employee shall not become a Participant in the Plan with respect to making Participant Deferrals or receiving Matching Employer Contributions until the Employee’s Deferral Election Form is received by the Plan Administrator or its delegate. An Employee who meets the eligibility requirements set forth in Section 4.1 shall become a Participant with respect to Retirement Contributions on the later of the date he or she meets the eligibility requirements set forth in Section 4.1 or becomes eligible to have employer nonelective retirement contributions made to the Investment Plan on his or her behalf. A Participant who is eligible to receive Retirement Contributions need not make Participant Deferrals in order to receive Retirement Contributions under this Plan.

4.3 Effect and Duration. Upon becoming a Participant, an Employee shall be entitled to the benefits and shall be bound by all terms and conditions of the Plan. Each Employee who becomes a Participant in the Plan shall remain a Participant until his termination of participation in the Plan, provided however, that such Participant shall be eligible to make deferrals to the Plan and receive Matching Employer Contributions and Retirement Contributions (if otherwise eligible) only as long as the Participant meets the requirements of Section 4.1 of the Plan, as amended from time to time.

4.4 Re-employment. If an Employee’s employment is terminated and such Employee is subsequently rehired by the Company, such Employee shall be eligible to participate in the Plan only if the Employee meets the eligibility criteria of Section 4.1.

5. Participant Deferrals.

5.1 Manner. Upon meeting the eligibility criteria contained in Section 4.1, a Participant may defer not less than one percent (1%) nor more than seventy-five percent (75%) of his Compensation to the Plan, which shall be equal to the sum of the Participant’s elected pre tax deferral contribution percentage and his or her Roth contribution percentage in the Investment Plan; provided, however all Participant Deferrals shall be made on a pre-tax basis. Such Participant Deferrals shall be effective with the first payment of Compensation to the Participant coinciding with or immediately following the Deferral Commencement Date. Participant Deferrals shall be credited to the Participant’s Plan Account as of each applicable pay period in which the Participant makes Participant Deferrals to the Plan. If an Employee who meets the eligibility criteria in Section 4.1 fails to file a properly completed Deferral Election Form with the Plan Administrator or its delegate by the prescribed time or in the manner specified by the Plan Administrator, he will be deemed to have elected not to make any Participant Deferrals for the applicable Plan Year.

5.2 Timing. Plan Participants must submit a completed Deferral Election Form with respect to an up-coming Plan Year during an enrollment period established by the Plan Administrator, which enrollment period shall be some period of time between the dates of May 1 and June 30 of the calendar year that immediately precedes such up-coming Plan Year. Deferral Election Forms apply to Compensation paid in the Plan Year that immediately follows the calendar year in which the form is submitted. A new hire who is an Employee who meets the eligibility criteria in Section 4.1 or any existing Employee who first meets the eligibility criteria set forth in Section 4.1 in the middle of the Plan Year shall not be allowed to commence participation in the Plan until the following Plan Year.

5.3 Irrevocability of Election. For Plan Years for which a Participant has submitted a Deferral Election Form, the Participant may not change, terminate or increase or decrease his participant deferral percentage election with respect to this Plan or with respect to the Investment Plan. Notwithstanding the foregoing in this Section 5.3, during the period that a Participant is on either short term disability or long term disability under the Employer’s short-term or long-term disability plans, Participant Deferrals shall not be made to the Plan. Once such a Participant returns to active employment with the Employer, Participant Deferrals will immediately recommence to this Plan and the Investment Plan at the same deferral percentage rate as in effect before the Participant commenced his or her disability leave. For purposes of this Section 5.3, a Participant shall be considered disabled if the Participant has a medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months. A Participant who terminates employment after having submitted a deferral election for a Plan Year and is rehired before the end of such Plan Year in a position that meets the eligibility criteria of Section 4.1 will immediately recommence Participant Deferrals to this Plan and the Investment Plan for such Plan Year at the same deferral percentage rate the Participant had elected prior to his or her termination of employment. Participants who are eligible to make catch-up contributions to the Investment Plan must irrevocably elect to contribute the maximum amount of catch-up contributions to the Investment Plan in accordance with Section 5.2, and may not change, terminate or increase or decrease their catch-up deferral percentage election during such Plan Year. Catch-up contributions cannot be made to this Plan nor are they eligible for matching contributions in this Plan.

Notwithstanding any provisions of the Plan to the contrary, if a Participant takes a hardship withdrawal from the Investment Plan, the Participant’s election for Participant Deferrals under this Plan shall be cancelled for the remainder of the calendar year in which the withdrawal is made and for the calendar year that includes the six-month anniversary of the date in which the hardship withdrawal is received (if different), in accordance with the Treasury Regulations issued pursuant to Code Section 409A.

6. Employer Contributions.

6.1 Matching Employer Contributions. During or within three (3) months after the end of a Plan Year, the Company shall credit to the Plan Account of any Participant an amount equal to the difference between the amount of matching contributions allocated to the Participant’s Investment Plan account for such Plan Year and the amount of matching contributions that would have been contributed and allocated to the Participant’s Investment Plan account for such Plan Year if the Code Sections 402(g) (and Section 414(v) of the Code, if applicable) and 401(a)(17) limits did not apply to the Investment Plan and deferral contributions made to this Plan for such Plan Year had instead been made to the Investment Plan. The matching contributions shall be credited as of the date the matching contributions would have been made to the Investment Plan if the limits under Code Sections 402(g) (and Section 414(v) of the Code, if applicable) and 401(a)(17) did not apply to that plan and the Participant Deferrals had been made to the Investment Plan. Notwithstanding the foregoing, portions of the matching contributions credited to this Plan during the Plan Year will be reduced (i.e., debited) after the end of such Plan Year in the amount equal to any “true up” matching contributions made to the Investment Plan after the end of such Plan Year. Such reductions shall not be retroactive to the effective date of the original credit, and shall not be adjusted to reflect earnings, gains, or losses on the reduction amounts since the date of original credit.

6.2 Retirement Contributions. Effective as of July 1, 2004, for any Participant eligible to participate in this Plan pursuant to Section 4 hereof who is eligible to receive a retirement plan contribution (which is an employer nonelective contribution) to the Investment Plan pursuant to Section 3.11 of the Investment Plan, the Company shall credit such Participant’s Plan Account with an amount in addition to any other amounts credited under this Plan, as set forth in this Section 6.2 (the “Retirement Contribution”). The Retirement Contribution made under this Plan shall be an amount equal to the difference between the amount of the retirement contribution allocated to the Participant’s retirement contribution account in the Investment Plan pursuant to Section 3.11 therein for such Plan Year and the amount of the retirement contribution that would have been contributed and allocated to the Participant’s retirement contribution account in the Investment Plan pursuant to Section 3.11 therein for such Plan Year if the limits under Code Sections 401(a)(17) and 415(c) did not apply to the Investment Plan. The Retirement Contribution shall be credited as of the date the retirement contribution would have been made to the Investment Plan if the limits under Code Sections 401(a)(17) and 415(c) did not apply to the Investment Plan. In addition, for those Participants listed on Appendix B, “Retirement Contribution” shall also include the percentage of their Compensation (as defined in the Investment Plan, but without applying the annual compensation limit set forth in Code Section 401(a)(17)) for each Plan Year (or portion thereof, as specified in Appendix B) as set forth in Appendix B with respect to such Participant. Notwithstanding anything in this Plan or in resolutions of the Board of Directors of Univar USA Inc. to the contrary, only the Board of Directors of Univar USA Inc. and the Pension Management Committee (but not the President of Univar USA Inc.) shall have the authority to determine which Participants shall receive the additional contributions described in the immediately preceding sentence and the amount of such contributions and to adopt amendments to Appendix B to reflect such awards, and the authority of the Board and the Pension Management Committee shall be independent (meaning either the Board or the Pension Management Committee may make awards and amend Appendix B). Retirement Contributions made to this Plan are subject to the same cliff vesting schedule and vesting provisions that apply to retirement contributions made in the Investment Plan, as described in Section 8.2 below. The contribution percentages set forth on Appendix B shall be in addition to the contribution percentages that are described in the first three sentences of this Section 6.2.

7. Investments.

7.1 Plan Account. All Participant Deferrals and Matching Employer Contributions and Retirement Contributions (if any) shall be credited to a Plan Account established in the Participant’s name. A Participant’s Plan Account is a bookkeeping device to track the amount of deferrals, Matching Employer Contributions and Retirement Contributions and earnings with respect thereto, the vested portion of which the Company owes the Participant. No assets shall be reserved or segregated in connection with any Plan Account, and no Plan Account shall be insured or otherwise secured.

7.2 Investment of Plan Account. A Participant’s Plan Account shall be deemed to be invested in the investment options that are selected by the Participant, in the percentages as elected by the Participant. The Plan Administrator shall determine and communicate to Participants the investment options available under the Plan. The investment options under this Plan are not required to be the same investment options available under the Investment Plan. If the Participant fails to make an investment election, his or her Plan Account will be deemed to be invested in a default fund that is specified by the Plan Administrator for the Plan. The Plan Account shall be adjusted to reflect the earnings, gains and losses, net of any allocable costs or expenses, such account would experience had it actually been invested in the specific funds at the relevant times. Participants may change their deemed investment elections under the Plan by notifying the Plan Administrator (or its delegate, or the Trustee of the rabbi trust that may be established for their Plan Account) of their change in investment election for their Plan Account. The Plan Administrator or its delegate shall set forth from time to time the procedures Participants are to use in making or changing their deemed investment elections for their Plan Accounts. The Company is not obligated to actually invest any assets in the investment funds selected by the Participant.

7.3 Valuation of Plan Accounts. The Plan Administrator or its delegate shall determine the value of each Participant’s Plan Account balance on each date that the deemed investment options available under the Plan are valued by the managers of such investment options, and the value of the deemed investment earnings, gains and losses on Participant Deferrals and Matching Employer Contributions and Retirement Contributions (if any) shall be determined in the same manner and consistent with the valuations given by the managers of such investment options.

7.4 Determination of Amount. The Plan Administrator or its delegate shall verify the amount of Participant Deferrals, Matching Employer Contributions and Retirement Contributions (if any), and earnings, gains and losses to be credited to each Participant’s Plan Account in accordance with the provisions of the Plan. This determination shall be final and conclusive upon all Participants and Beneficiaries hereunder, absent manifest error. As soon as reasonably practicable after the close of the Plan Year, the Plan Administrator or its delegate shall send to each Participant an itemized accounting statement which shall reflect the Participant’s Plan Account balance.

7.5 Effect of Plan Termination. Notwithstanding anything to the contrary contained in the Plan, the termination of either the Plan or the Investment Plan shall terminate the liability of the Company to make Participant Deferrals or Matching Employer Contributions or Retirement Contributions to the Plan with respect to Compensation earned after such plan termination.

8. Vesting.

8.1 Vesting in Participant Deferrals and Matching Employer Contributions. For purposes of determining a Participant’s vested interest in Matching Employer Contributions and deemed investment earnings, gains and losses thereon credited to a Participant’s Plan Account, a Participant shall become vested in those Matching Employer Contributions and deemed investment earnings, gains and losses thereon in accordance with the vesting provisions as set forth in Article 6 of the Investment Plan, as amended from time to time, such provisions to be herein incorporated by reference. A Participant shall always be 100% vested in his Participant Deferrals and deemed investment earnings, gains and losses thereon.

8.2 Vesting in Retirement Contributions. For purposes of determining a Participant’s vested interest in Retirement Contributions and deemed investment earnings, gains and losses thereon credited to a Participant’s Plan Account, a Participant shall become vested in those Retirement Contributions and deemed investment earnings, gains and losses thereon in accordance with the vesting provisions as set forth in Section 6.1 of the Investment Plan relating to retirement contributions made under Section 3.11 of the Investment Plan (e.g., for participants who on or after January 1, 2007 earn at least one new hour of service under the Investment Plan, the three-year cliff vesting schedule), as amended from time to time, such provisions to be herein incorporated by reference. Thus a Participant shall become vested in his or her Retirement Contributions under this Plan and deemed investment earnings, gains and losses thereon if and when he or she becomes vested in his or her retirement contribution account in the Investment Plan pursuant to Section 6.1 therein.

9. Distribution. For purposes of this Plan, a Participant’s “Distribution Event” shall mean the first to occur of the following events: the Participant’s death, permanent disability, or separation from service with the Company, whether voluntary or involuntary. Notwithstanding the immediately preceding sentence, a Participant who separates from service with the Company in connection with a transfer of employment from the Company to an affiliate of the Company (including any affiliated companies that have not adopted the Plan as a participating employer) shall not be treated as having separated from service with the Company nor as having a Distribution Event for purposes of this Section 9. Such a Participant will be considered to have separated from service with the Company when he or she has terminated employment with the affiliate, the Company and all other affiliates of the Company. For purposes of this Plan with respect to amounts that were credited to a Participant’s Plan Account and vested as of December 31, 2004 and earnings thereon, “separation from service” shall mean termination of employment (as that term was used and interpreted by the Plan Administrator under the terms of the Plan in effect prior to 2005). For purposes of this Plan with respect to amounts that are either credited to a Participant’s Plan Account or become vested after 2004 and earnings thereon, “separation from service” shall have the meaning set forth in Code Section 409A(a)(2)(A)(i) and Treasury Regulations thereunder and other applicable guidance from the Internal Revenue Service. For purposes of this Plan with respect to amounts that were credited to a Participant’s Plan Account and vested as of December 31, 2004 and earnings thereon, “permanent disability” or “permanently disabled” shall have the meaning used and interpreted by the Plan Administrator under the terms of the Plan in effect prior to 2005. For purposes of this Plan with respect to amounts that are either credited to a Participant’s Plan Account or become vested after 2004 and earnings thereon, “permanent disability” or “permanently disabled” shall mean the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer. For purposes of the immediately preceding sentence, the terms “permanent disability” or “permanently disabled” shall have the meaning set forth in Code Sections 409A(a)(2)(A)(ii) and 409A(a)(2)(C) and Treasury Regulations thereunder and other applicable guidance from the Internal Revenue Service.

9.1 Distribution of Vested Amounts Credited to a Participant’s Plan Account as of December 31, 2004 (and Earnings Thereon). This Section 9.1 only applies to amounts that were credited to a Participant’s Plan Account and vested as of December 31, 2004 and earnings thereon (“Pre-2005 Account”). Amounts that became credited or vested as of a date after 2004 (and earnings thereon) (“Post-2004 Account”) shall be distributed in accordance with Section 9.2 below. The distribution of the Participant’s Pre-2005 Account shall be made in a single cash lump sum payment as soon as reasonably practicable after the Distribution Event occurs. Notwithstanding the foregoing, a Participant may elect that in lieu of the foregoing, the Participant will receive either a single cash lump sum payment during the month of January which immediately follows the calendar year in which the Distribution Event occurs or his benefit payment in three (3) substantially equal annual cash installments. If installment payments are elected, the first installment shall be paid as soon as reasonably practicable after the Distribution Event occurs, and the second and third payments shall be paid on the respective 1 year anniversary dates of the date of the Distribution Event. If a Participant wishes to receive his benefit payment in the January which immediately follows the calendar year in which the Distribution Event occurs or in three annual installments (as opposed to in an immediate lump sum payment), the Participant must make such an election (i) in writing signed by the Participant, (ii) at least six (6) months prior to the Participant’s Distribution Event, and (iii) in a calendar year prior to the calendar year in which the Distribution Event occurs. A distribution election (or change in election) that is received (i) in the same calendar year in which the Distribution Event occurs, (ii) less than six (6) months prior to the occurrence of the Distribution Event, or (iii) on or after the date of the Distribution Event, will not be valid or effective. Distribution election forms should be sent to the attention of the Plan Administrator.

If a Participant dies before the distribution of his Plan benefit has been made or commenced, the Participant’s entire vested interest under the Plan shall be distributed within 60 days of the date of death to his Beneficiary in the form of an immediate single cash lump sum payment. In the event the Participant dies without a designated beneficiary (or a designated beneficiary that survives the Participant), the Plan benefit shall be paid to the Participant’s estate. If a Participant elects to receive his or her Plan Account in the form of installments and the Participant dies after such installment payments have commenced but before the Participant receives his or her entire benefits, the Participant’s Beneficiary shall continue to receive the Participant’s vested Plan Account in the form of installment payments under the installment schedule elected by the Participant.

9.2 Distribution of Amounts Credited to a Participant’s Plan Account, or That Become Vested, After 2004 (and Earnings Thereon). Except as set forth below in this Section 9.2 or in Sections 9.3 or 9.4, the vested portion of a Participant’s Post-2004 Account shall be distributed in a single cash lump sum during the month of January immediately following the calendar year in which the Participant’s Distribution Event occurs (where such Distribution Event is the first to occur of separation from service or permanent disability). A Participant may elect to receive the vested portion of his or her Post-2004 Account in a single cash lump-sum payable in the number of years and months (which is specified by the Participant in a Distribution Delay Election Form and must be at least five (5) years) after the January 31 immediately following the calendar year in which the Participant has a Distributable Event which is separation from service or permanent disability. In order to be effective, a Participant’s Distribution Delay Election Form must be submitted to the Plan Administrator prior to the calendar year in which the Participant has the Distribution Event. A Participant may only submit one Distribution Delay Election Form and, once submitted, the election cannot be revoked or changed by the Participant for any reason. If the Participant dies prior to receiving his or her vested Post-2004 Account, the vested portion of such account shall be distributed to his or her Beneficiary in a single cash lump-sum payment within 60 days of the Participant’s death.

9.3 Cash-Outs of Small Plan Accounts. Notwithstanding anything in this Article 9 of the Plan to the contrary (other than Section 9.4 below), if the vested portion of a Participant’s Plan Account payable to any person under the terms of this Plan is less than or equal to the cash-out threshold set forth in Code Section 411(a)(11), as amended from time to time (currently $5,000), the Participant’s Plan Account shall be paid in a single cash lump sum payment as soon as reasonably practicable (and in no event later than 90 days) after a Distribution Event occurs.

9.4 Six Month Delay for Specified Employees. Notwithstanding the foregoing, if at the time a Participant separates from service the Participant is considered a “specified employee” subject to the required six month delay in benefit payments under Code Section 409A(a)(2)(B)(i), then any distribution of the Participant’s vested Post-2004 Account that would otherwise be made within the first six (6) months after such Participant’s separation from service shall be paid in a single lump sum on (or within 15 days after) the six month anniversary of the Participant’s separation from service. Nothing in this Section 9.4 shall change the form or timing of benefit payout if a Participant who is a specified employee dies after separation from service and before the six month anniversary of such separation from service.

10. Loans and Withdrawals. Prior to the Participant’s permanent disability or separation from service with the Company, the Participant may not withdraw any amounts from his Plan Account. Participants may not borrow from or against their Plan Accounts.

11. Administration of Plan. The Pension Management Committee, which shall be the “Administrator” of the Plan for purposes of ERISA and the “Plan Administrator” for purposes of the Code, shall be responsible for the general administration of the Plan, for carrying out the provisions hereof, and for determining the amount of payments hereunder. The Plan Administrator shall have the sole and absolute discretionary authority and power to interpret, construe and carry out the provisions of the Plan, including, but not limited to, the authority and power (a) to determine all questions relating to the eligibility for and the amount of any benefit to be paid under the Plan, (b) to determine all questions pertaining to claims for benefits and procedures for claim review, (c) to interpret and construe ambiguous Plan terms and resolve all other questions arising under the Plan, including any questions of construction or interpretation, and (d) to take such further action as the Plan Administrator shall deem necessary or advisable in the administration of the Plan. All findings, decisions, and determinations of any kind made by the Plan Administrator shall not be disturbed unless the Plan Administrator has acted in an arbitrary and capricious manner. Subject to the requirements of law, the Plan Administrator shall be the sole judge of the standard of proof required in any claim for benefits and in any determination of eligibility for a benefit. All decisions of the Plan Administrator shall be final and binding on all parties. The Plan Administrator may employ such attorneys, investment counsel, agents, and accountants and designate employees of the Company as it may deem necessary or advisable to assist it in carrying out its duties hereunder. The actions taken and the decisions made by the Plan Administrator hereunder shall be final and binding upon all interested parties subject, however, to the provisions of Section 15.

12. Amendment or Termination of the Plan.

12.1 Reservation of Rights. Univar USA Inc. may amend or terminate the Plan at any time by action of its Board of Directors, President or Pension Management Committee. No such action shall reduce the amount credited to any Participant’s Plan Account as of the effective date of such amendment or termination. Notwithstanding the foregoing, only the Board of Directors of Univar USA Inc. may adopt amendments that, at the time of adoption, are expected to significantly increase the cost of the Plan to the Company, and only the Board of Directors of Univar USA Inc. or the Pension Management Committee may amend Appendix B to this Plan. In the event Univar USA Inc. terminates the Plan, Participants with existing Plan Account balances will automatically become 100% vested in their Plan Accounts.

12.2 Effect of Plan Termination. If Univar USA Inc. terminates the Plan, Participants shall receive a distribution of their Plan Accounts at the same time and in the same manner as if the Plan had not been terminated; provided however, that Univar USA Inc. may decide, in its sole discretion, to distribute Pre-2005 Accounts in a single cash lump-sum payment as soon as practicable (and in no event later than 90 days) following termination of the Plan.

13. Limitation of Rights. Nothing herein contained shall be construed as a commitment or agreement by the Company to any Employee hereunder to continue his employment with the

Company for any period of time, in any position, or at any particular rate of compensation or compensation grade level. All Participants shall remain subject to discharge to the same extent as if the Plan had never been put into effect.

14. Participant’s Unsecured Rights. The benefits provided by this Plan are unfunded and unsecured. All benefits payable under this Plan are paid either from the general assets of the Company, or from the rabbi trusts established by Univar USA Inc. or its affiliates that are participating employers in this Plan (i.e., companies treated as the Company pursuant to Section 3.3 and Appendix A hereto). Univar USA Inc. and the participating employers listed on Appendix A hereto are jointly and severally liable for the payment of Plan benefits to Participants. Univar Delaware, Inc. has established a rabbi trust that will, absent the insolvency of Univar Delaware, Inc., pay Plan benefits to Participants employed (or last employed) by Univar Inc. or Univar Delaware, Inc. Univar USA Delaware, Inc. has established a rabbi trust that will, absent the insolvency of Univar USA Delaware, Inc., pay Plan benefits to Participants employed (or last employed) by Univar USA Inc. or Univar USA Delaware, Inc. or any affiliate of Univar USA Inc. other than Univar Inc. or Univar Delaware, Inc. Rabbi trust assets shall be subject to the claims of the creditors of the company that established the trust should such company become insolvent. Nothing contained in this Plan requires the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. This Plan creates only a contractual obligation on the part of the Company to pay to the Participant or Beneficiary an amount equal to the vested portion of the value of the Participant’s Plan Account. The Participant shall be no more than a general unsecured creditor of the Company with no special or prior right to any assets of the Company or any rabbi trust for payment of any obligations hereunder.

15. Claims Procedure.

15.1 Claims for Benefits. The Plan Administrator or its delegate shall notify a person making a claim for benefits under this Plan (herein referred to as the “Claimant”) in writing, within ninety (90) days after it receives his written application for benefits, of his eligibility or noneligibility for benefits under the Plan and the amount of such benefits. If the Plan Administrator or its delegate determines that a Claimant is not eligible for benefits or full benefits, the notice shall set forth: (i) the specific reasons for such denial; (ii) a specific reference to the provisions of the Plan on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect his claim, and a description of why it is needed; and (iv) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Plan Administrator or its delegate determines that there are special circumstances requiring additional time to make a decision, the Plan Administrator or its delegate shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time of the initial review for up to an additional ninety-day period.

15.2 Appeals. If a Claimant is determined by the Plan Administrator or its delegate not to be eligible for benefits, or if the Claimant believes that he is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Plan

Administrator by filing a petition for review with the Plan Administrator within sixty (60) days after receipt of the denial notice issued by the Plan Administrator. Said petition shall state the specific reasons that the Claimant believes entitle him to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Plan Administrator of the petition, the Plan Administrator shall afford the Claimant (and counsel, if any) an opportunity to present his position to the Plan Administrator orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Plan Administrator shall notify the Claimant of its decision in writing within the sixty (60) day period. Such notice shall be written in a manner calculated to be understood by the Claimant, and shall state specifically the basis of the Plan Administrator’s decision and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the sixty (60) day period is not sufficient, the Plan Administrator may defer its decision for up to another sixty-day period at the election of the Plan Administrator, but notice of this deferral shall be given to the Claimant. The Plan Administrator’s decision on appeal shall be final, binding and conclusive on all parties.

16. Miscellaneous.

16.1 Corporate Assets. All Participant Deferrals, Matching Employer Contributions and Retirement Contributions and any earnings, gains and losses credited to a Participant’s Plan Account remain the assets and property of the Company (or, to the extent such amounts are held in a rabbi trust, assets and property of such trust), which shall be subject to distribution to the Participant only in accordance with Section 9 of the Plan. With the exception of the creation of rabbi trusts as described in Section 14 above, nothing contained in the Plan shall create, or be construed as creating a trust of any kind or any other fiduciary relationship between the Participant, the Company or any person. It is the intention of the Company and the Participants that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA, as amended.

16.2 No Present Interest. Subject to any federal statute to the contrary, no right or benefit under the Plan and no right or interest in any Participant’s Plan Account shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under the Plan, or Participant’s Plan Account, shall be void. No right, interest, or benefit under the Plan or Participant’s Plan Account shall be liable for or subject to the debts, contracts, liabilities, or torts of the Participant or Beneficiary. If the Participant or Beneficiary becomes bankrupt or attempts to alienate, sell, assign, pledge, encumber, or charge any right under the Plan or Participant’s Plan Account, such attempt shall be void and unenforceable.

16.3 ERISA Plan. The Plan is intended to be an unfunded program maintained primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

16.4 Gender, Singular and Plural. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

16.5 Captions. The captions of the sections and subsections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.6 Validity. If any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

16.7 Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

16.8 Notice. Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of Univar USA Inc., directed to the attention of the Plan Administrator. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark. Notwithstanding the foregoing, Deferral Election Forms may be submitted in any manner specified from time to time by the Plan Administrator or its delegate.

16.9 Expenses. The expenses of administration of the Plan shall be paid by the Company.

16.10 Withholding. The Company shall withhold any taxes that the Company in its discretion deems necessary to be withheld from any payment to any Participant or Beneficiary hereunder, by reason of any present or future law.

17. Legally Binding. In the event of any consolidation, merger, acquisition or reorganization, the obligations of the Company under this Plan shall continue and be binding on the Company and its successors or assigns. The rights, privileges, benefits and obligations under the Plan are intended to be legal obligations of the Company and binding upon the Company, its successors and assigns.

18. Other Benefits. Nothing in this Plan shall diminish or impair the Participant’s eligibility, participation or benefit entitlement under any qualified retirement plan for employees of the Company, or any other benefit, insurance or compensation plan or agreement of the Company now or hereinafter in effect. Notwithstanding the foregoing, participation in this Plan will limit a Participant’s ability to change his participant deferral percentage election with respect to the Investment Plan such that a Participant will only be able to terminate deferrals to the Investment Plan (i.e., reduce his deferral percentage to the Investment Plan to 0%). Notwithstanding the foregoing, benefits paid under this Plan shall not be considered as salary, wages or other compensation for purposes of calculating the amount of benefits payable under any other benefit plan, program or arrangement sponsored by the Company, its subsidiaries or affiliates including, without limitation, any pension, profit sharing, life, disability or severance benefits.

19. Venue and Governing Law. In the event the Company, Plan Administrator or any Participant (or in the case of the Participant’s death, his Beneficiary) initiates litigation related to this Plan, it is agreed and understood that venue for such action will be in King County, Washington. It is further agreed and understood that this Plan shall be governed by and construed under the laws of the State of Washington, or federal law to the extent it preempts Washington law.

20. Attorneys’ Fees and Costs. In the event that a dispute regarding benefits arises between the Plan Administrator and Participants and such dispute is resolved through arbitration or litigation in court, the prevailing party(ies) shall be entitled to their reasonable attorneys’ fees and costs incurred in such action.

21. Former Accounts of Ellis & Everard (US Holdings) Inc. Deferred Compensation Plan. Effective as of July 1, 2002, accounts in the Ellis & Everard (US Holdings) Inc. Deferred Compensation Plan (“E&E Plan”) will be transferred to this Plan and the provisions of this Plan (including, without limitation, provisions regarding deemed investments and the form and timing of benefit distributions) will govern such transferred accounts. Notwithstanding the foregoing, participants in the E&E Plan who are currently receiving payment of their E&E Plan benefit in a series of fixed annual installments over five, ten or fifteen years shall continue to receive such installment payments over the applicable time period with respect to their transferred E&E Plan account. Participants in the E&E Plan shall have all rights under this Plan with respect to their transferred accounts and such accounts will be fully vested and nonforfeitable upon transfer.

IN WITNESS WHEREOF, Univar USA Inc. hereby adopts and executes the foregoing Plan this 30th day of June, 2010.

UNIVAR USA INC.

By

Its	Vice President — Human Resources

APPENDIX A

Section 3.3

AFFILIATED COMPANIES PARTICIPATING IN THE PLAN

Company	Effective Date

ChemPoint.com, Inc.	January 1, 2000

Univar Inc.	July 4, 2002

Univar Delaware, Inc.	July 1, 2004

Univar USA Delaware, Inc.	July 1, 2004

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APPENDIX B

ADDITIONAL RETIREMENT CONTRIBUTIONS

The following Participants shall be credited with the following percentages of their Compensation (as defined in the Investment Plan, but without applying the annual compensation limit of Code Section 401(a)(17)) received in a Plan Year (or, for the first Plan Year for which this additional contribution is made for a Participant, the portion of such Plan Year after the applicable effective date specified below for such Participant) as additional Retirement Contributions under this Plan (i.e., in addition to the Retirement Contributions described in the first three sentences of Section 6.2 of this Plan):

Participant	Percentage of Compensation	Effective Date

Peter D. Heinz	5.3%	July 15, 2004
Jeffrey H. Siegel	4.2%	July 15, 2004

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